Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of the 29th day of April 2011 (the “Effective Date”) by and between David J. Anderson (the “Employee”) and C&D Technologies, Inc., a Delaware corporation with a place of business located at 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422-0858 (the “Company” or “C&D”).

WHEREAS, the Company desires to employ the Employee and the Employee desires to be so employed, on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. Subject to the provisions of this Agreement, the Company hereby employs Employee and Employee accepts such employment upon the terms and conditions hereinafter set forth.

2. Term of Employment. Subject to the provisions of Section 6, the term of Employee’s employment pursuant to this Agreement shall commence on and as of the date first set forth above (the “Effective Date”) and shall continue until such employment is terminated by the Company or by the Employee in accordance with Section 6 below. Any such termination shall also automatically constitute the resignation by the Employee, and the termination of the Employee’s status and capacity, as an officer, employee and/or agent of the Company, and as an officer, employee, and/or agent of any of the Company’s subsidiaries or affiliates.

3. Duties: Extent of Service. During Employee’s employment under this Agreement, Employee shall serve as an employee of the Company with the title and position of Vice President, General Counsel and Corporate Secretary, having responsibilities as designated by the Chief Executive Officer (“CEO”) of the Company, and shall assume such new or additional titles, positions and responsibilities as the CEO of the Company shall from time to time designate at the CEO’s sole discretion, provided that in all cases Employee shall be subject to the oversight and supervision of the CEO or his designee in the performance of Employee’s duties, and shall render all services reasonably incident to the foregoing. Employee hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Employee’s best efforts in, and shall devote Employee’s full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Employee’s duties and responsibilities hereunder. The foregoing, however, shall not be construed as preventing Employee from engaging in religious, charitable or other community or non-profit activities that do not impair or interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement.

4. Salary and Bonus.

(a) During Employee’s employment under this Agreement, the Company shall pay Employee a salary at the annual rate of Two Hundred and Seventy Five Thousand Dollars ($275,000) per annum (the “Base Salary”). Such Base Salary shall be subject to withholding under applicable law, shall be pro rated for partial years of employment, shall be subject to adjustment at Company’s discretion and shall be payable in accordance with the Company’s usual payroll practice for employees of the Company as in effect from time to time.

(b) For each calendar year or portion thereof during Employee’s employment under this Agreement, Employee shall be eligible to participate in an incentive bonus or other performance plan as designated by the CEO from time to time.

5. Benefits.

(a) During Employee’s employment under this Agreement, Employee shall be entitled to participate in any medical and dental plans, 401(k), and other employment benefits as in effect from time to time for employees of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company.

(b) During Employee’s employment under this Agreement, Employee shall receive paid vacation annually in accordance with the Company’s practices and policies for employees, as in effect from time to time, but in any event not less than three (3) weeks per calendar year.

(c) The Company shall reimburse Employee for all reasonable business expenses incurred by Employee, including reasonable travel expenses incurred for promoting the business of the Company and its subsidiaries, during Employee’s employment hereunder in accordance with the Company’s policies and procedures for employees of the Company, as in effect from time to time.

(d) Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof, except as contemplated by Section 5(b) and 5(c).

6. Termination and Termination Benefits. Notwithstanding the provisions of Sections 1 and 2 above, Employee’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6:

(a) Termination by the Company for Cause. Employee’s employment under this Agreement may be terminated for Cause (as defined below), effective immediately, without advance notice and without further liability on the part of the Company. The following shall constitute “Cause” for such termination:

(i) dishonest statements or acts of Employee with respect to the Company or any affiliate of the Company;

(ii) the commission by Employee of, or indictment of Employee for, (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(iii) the commission, in the reasonable judgment of the CEO, of an act involving a violation of procedures or policies of the Company;

(iv) failure to perform to the reasonable satisfaction of the CEO a substantial portion of Employee’s duties and responsibilities assigned or delegated under this Agreement, which failure continues, in the reasonable judgment of the CEO, after written notice given to employee by the CEO;

(v) gross negligence, willful misconduct or insubordination of Employee with respect to the Company or any officer of the Company;

(vi) fraud, misappropriation, or embezzlement with respect to the Company or assets of the Company;

(vii) breach by Employee of the Company’s Code of Business Conduct; or

(viii) breach by Employee of the terms or any of Employee’s obligations under this Agreement.

(b) Termination by Employee. Employee’s employment under this Agreement may be terminated by Employee by written notice to the CEO at least thirty (30) days prior to such termination.

(c) Termination by the Company Without Cause. Employee’s employment under this Agreement may be terminated by the Company without cause upon written notice to Employee. Such termination without cause may be either effective immediately or effective upon the stated date of termination set forth in the written notice. It is expressly agreed and understood that if this Agreement is terminated by the Company without cause as provided in this Section 6 (c), it shall not impair or otherwise affect Employee’s restrictive covenants or other obligations as provided herein. Upon termination without cause, the Company shall provide certain Termination Benefits to Employee pursuant to Section 6(d) below.

(d) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Employee under this Agreement shall terminate on the date of termination of Employee’s employment under this Agreement. Notwithstanding the foregoing, in the event of termination without cause of Employee’s employment with the Company pursuant to Section 6(c) above, the Company shall provide to Employee the following termination benefits (“Termination Benefits”):

(i) continuation of Employee’s Base Salary at the rate then in effect pursuant to Section 4(a) for a period of twelve (12) months from the effective date of termination (the “Termination Benefits Period”) in accordance with the Company’s normal payroll practices and subject to the requirement below that Employee execute a general release of all claims; and

(ii) continuation of group health plan benefits for a period of twelve (12) months from the effective date of Employee’s Separation from Service (the “Twelve Month Period”) to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Employee as in effect on the date of termination; provided that the continuation of group health plan benefits for the Twelve Month Period is contingent upon the Employee’s affirmative election of benefits under COBRA.

(iii) the Company shall pay Employee an amount equal to Employee’s Targeted Bonus Amount (as defined below). This bonus shall be paid when bonuses are paid to other senior executives of the Company for the year in which Employee’s termination of employment occurs but, notwithstanding the foregoing, it shall be paid no later than the 15th day of the third month following the earlier of (A) the calendar year in which Employee’s termination of employment occurs or (B) the taxable year of the Company in which Employee’s termination of employment occurs. As used in this Section 6(d)(iii), Employee’s “Targeted Bonus Amount” shall mean (x) the higher of 50% and the percentage of Employee’s targeted bonus in effect before the date of Employee’s termination for purposes of determining Employee’s Annual Bonus for the year in which Employee’s termination occurs, times (y) the amount of Employee’s Base Salary as in effect for the year in which Employee’s termination occurs.

(e) Change of Control Termination. In the event that Employee’s employment under this Agreement is terminated by the Company without cause within six (6) months before or within twenty four (24) months after a Change of Control (as defined below), in addition to the Termination Benefits provided in Section 6(d) hereof, the Company, at its expense, shall provide Employee with outplacement services at a level appropriate for the most senior level of executive employees through an outplacement firm of the Employee’s choice for a period of up to one year after the date of the Change of Control Termination. For the purposes of this Section 6 (e) Change of Control shall mean the first to occur of:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 6(e), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any majority-owned subsidiary of the Company, or (iv) any acquisition by any corporation pursuant to a transaction that complies with Subsections (A), (B) and (C) of Section 6(e)(iii) below.

(ii) individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease, for any reason, to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date of the Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(iii) consummation of a reorganization, merger, statutory share exchange, recapitalization or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

The Termination Benefits set forth in 6(d) and (e) above shall continue for so long as Employee is in compliance with Employee’s continuing obligations under this Agreement, including the restrictive covenants and confidentiality provisions set forth herein; provided that in the event Employee breaches any provision of this Agreement, including the restrictive covenants and confidentiality provisions set forth herein, the Company may immediately terminate all Termination Benefits set forth in Section 6(d) and (e) upon written notice to Employee, and in the event Employee commences any employment or self-employment during the Termination Benefits Period and Employee is entitled to receive group health plan benefits, the Company may immediately terminate the group health plan benefits set forth in Section 6(d)(ii) upon written notice to Employee. Notwithstanding the foregoing, nothing in this Section 6(d) shall be construed to affect Employee’s right to receive COBRA continuation entirely at Employee’s own cost to the extent that Employee may continue to be entitled to COBRA continuation after Employee’s right to cost sharing under Section 6(d)(ii) ceases. Employee shall be obligated to give prompt notice of the date of commencement of any employment or self-employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which Employee engages and any group health plan benefits to which Employee may be eligible during the Termination Benefits Period.

The Company and Employee agree that the Termination Benefits paid by the Company to Employee under this Section 6(d) shall be in full satisfaction, compromise and release of any claims arising out of any termination of Employee’s employment pursuant to Section 6(c), and that the payment of the Termination Benefits shall be contingent upon Employee executing, and failing to revoke during any applicable revocation period, a general release of any and all claims (other than those arising under this Agreement) upon termination of employment in a form reasonably satisfactory to the Company within the time period specified in the release agreement but in no event later than forty-five (45) days after Employee’s termination of employment, it being understood that no Termination Benefits shall be provided unless and until Employee executes and delivers such release. Payment of the salary continuation provided in Section 6(d)(i) shall commence on the first regular payroll pay-date after the later of the expiration of any revocation period provided by the release required by the previous sentence or the date of Employee’s “Separation from Service,” within the meaning of Code Section 409A, on or after the date of Employee’s termination of employment (the “Commencement Date”).

(e) Disability. Employee’s employment under this Agreement may be terminated by the Company upon Employee’s Disability. For purposes of this Agreement, “Disability” shall mean Employee’s inability, due to reasons of physical or mental health, to discharge properly a substantial portion of Employee’s duties hereunder for any 180 days (whether or not consecutive) during any period of 365 consecutive days, as determined in the opinion of a physician reasonably satisfactory to the Company. The services of the physician shall be paid for by the Company. Employee shall fully cooperate with the examining physician, including submitting to such examinations as may be requested by the physician for the purpose of determining whether Employee is disabled. If such question shall arise and Employee shall fail to submit to such examination, the Company’s determination of such issue shall be binding on Employee. Nothing in this Section 6(e) shall be construed to waive Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(f) Death. Employee’s employment and all obligations of the Company hereunder shall terminate in the event of the death of Employee other than any obligation to pay earned but unpaid base salary.

(g) Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of Employee’s employment with the Company, Employee’s obligations under Section 7 and Section 8 hereof shall survive any termination of Employee’s employment with the Company at any time and for any reason.

(h) Notwithstanding any provision to the contrary in this Agreement, if, on the date of Employee’s Separation from Service, Employee is deemed to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) and if any amounts otherwise payable pursuant to this Agreement within the first six (6) months following the date of Employee’s Separation from Service would exceed the “Excluded Amount” (as defined below), then payment of such portion in excess of the Excluded Amount shall be suspended and shall be paid in a lump sum to the Employee on the first business day following the expiration of six (6) months from the date of the Employee’s Separation from Service. For purposes of this Section 6(h), “Excluded Amount” means two (2) times the lesser of (i) Employee’s annualized compensation based on Employee’s annual rate of pay for the year preceding the year in which Employee’s Separation from Service occurs (and adjusted for any increase in such year expected to continue indefinitely had the Employee’s employment not been terminated), or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Employee’s Separation from Service occurs.

7. Confidentiality; Proprietary Rights.

(a) In the course of performing services hereunder, on behalf of the Company (for purposes of this Section 7 including all predecessors and successors of the Company) and its affiliates, Employee has had and from time to time will have access to Confidential Information (as defined below). Employee agrees (a) to hold the Confidential Information in strict confidence, (b) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (c) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Employee by the Company or are produced by Employee in connection with Employee’s employment will be and remain the sole property of the Company. Upon the termination of Employee’s employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all inventions, data, memoranda, customer and supplier lists, price lists, reports, processes, designs, drawings, specifications, notes, software programs and other papers and items, and reproductions and electronic versions thereof relating to the foregoing matters) in Employee’s possession or control, shall be immediately returned to the Company.

(b) Employee hereby confirms that Employee is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Employee’s use or disclosure of information or Employee’s engagement in any business of the Company. Employee represents to the Company that Employee’s execution of this Agreement, Employee’s employment with the Company and the performance of Employee’s proposed duties for the Company will not violate any obligations Employee may have to any such previous employer or other party. In Employee’s work for the Company, Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Employee will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) During and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 7(c).

(d) Employee recognizes that the Company and its affiliates possess a proprietary interest in all of the information described in Section 7(a) and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Employee, except as otherwise agreed between the Company and Employee in writing. Employee expressly agrees that any products, inventions, discoveries or improvements made by Employee or Employee’s agents or affiliates in the course of Employee’s employment, including any of the foregoing which is based on or arises out of the information described in Section 7(a), shall be the property of and inure to the exclusive benefit of the Company. Employee further agrees that any and all products, inventions, discoveries or improvements developed by Employee (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Employee shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(e) Employee agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the CEO of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Employee may discover, find, develop or otherwise have available to Employee in the Company’s general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

(f) Employee agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by Employee of the promises set forth in this Section 7 and Section 8 below, and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(g) Employee acknowledges that the provisions of this Section 7 and Section 8 below are an integral part of Employee’s employment arrangements with the Company.

(h) For purposes of this Agreement, the term “Confidential Information” shall mean: information belonging to the Company which is of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports, strategies and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Employee in the course of Employee’s employment by the Company, as well as other information to which Employee may have access in connection with Employee’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Employee’s duties under Section 7(a).

(i) Employee shall keep the terms, conditions, amount, and fact of the existence of this Agreement strictly confidential, provided, however, that Employee may disclose its terms to Employee’s immediate family, accountant, attorney, investment advisor, tax advisor, and taxing authorities as may be necessary for Employee’s financial or legal affairs provided that they agree to keep this information confidential, or as may be required by law.

8. Restrictive Covenants.

(a) During Employee’s employment hereunder, and for the applicable Restricted Period (as defined below) thereafter, Employee shall not, without the written consent of the CEO of the Company:

(i) Either directly or indirectly, solicit or divert to any Competing Business (as defined below) any individual or entity that is a customer or prospective customer of the Company or its subsidiaries or affiliates, or was such a customer or prospective customer at any time during the preceding 18 months from the date of Employee’s employment termination with the Company;

(ii) Either directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, or use or permit Employee’s name to be used in connection with any Competing Business (as defined below) or by any entity which would require by necessity use of Confidential Information (as defined above); provided, however, that nothing herein shall prevent you from investing in up to 5% of the securities outstanding of any company listed on a national securities exchange, provided that your involvement with any such company is solely that of a stockholder; and

(iii) Induce, offer, assist, encourage or suggest (A) that another business or enterprise offer employment to or enter into a business affiliation with any Company employee, agent or representative, or any individual who acted as an employee, agent or representative of the Company in the previous six months; (B) that any Company employee, agent or representative (or individual who acted as an employee, agent or representative of the Company in the previous six months) terminate his or her employment or business affiliation with the Company; or (C) hire or, directly or indirectly, participate in the hiring of any Company employee or any person who was an employee of the Company in the previous six months, by any business, enterprise or employer.

For purposes of this Agreement, the term “Competing Business” shall mean any business or enterprise in the United States that is engaged in or has taken affirmative steps to engage in a business which is competitive with the business in which the Company is engaged in or which the Company has taken affirmative steps to engage in the marketplace.

(b) The term “Restricted Period” shall mean the twelve (12) month period following the date Employee’s employment terminates, provided that, if Employee’s Separation from Service occurs after Employee’s employment terminates, the Restricted Period shall be extended beyond the original twelve (12) month period for a period equal to the period commencing on the date of Employee’s termination and ending on the date of Employee’s Separation from Service.

(c) The parties hereto intend that the covenant contained in this Section 8 shall be deemed a series of separate covenants for each appropriate jurisdiction. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this Section 8 on grounds that, taken together, they cover too extensive a geographic area, the parties intend that those covenants (taken in order of the least populous jurisdictions) which, if eliminated, would permit the remaining separate covenants to be enforced in that proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 8.

(d) Employee acknowledges that the provisions of this Section 8 are reasonable in light of the Company’s worldwide business operations and the position in which Employee will serve at the Company and that the provisions will not prevent Employee from obtaining employment after the termination of this Agreement.

9. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To the Company:

Attention: General Counsel

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422-0858

To Employee:

or to such other address or fax number of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery, mailing or fax.

10. Miscellaneous. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by Employee. This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof. For purposes of this Agreement, the term “person” means an individual, corporation, partnership, association, trust or any unincorporated organization; a “subsidiary” of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an “affiliate” of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:

By:	/s/ Jeffrey A. Graves
Name:	Jeffrey A. Graves
Title:	President & Chief Executive Officer

EMPLOYEE:

By:	/s/ David J. Anderson
David J. Anderson

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